UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant |X|
Filed by a party other than the Registrant |_|

Check the appropriate box:
|_|   Preliminary proxy statement.
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|   Definitive proxy statement.
|X|   Definitive additional materials.
|_|   Soliciting material under Rule 14a-12.

                      SELIGMAN SELECT MUNICIPAL FUND, INC.
            (Name of Registrant as Specified in Registrant's Charter)
 ------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

|X|   No fee required.
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(1)   Title of each class of securities to which transaction applies:
(2)   Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is
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|_|   Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)   Amount Previously Paid:
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(4)   Date Filed:

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                      SELIGMAN SELECT MUNICIPAL FUND, INC.

                         URGENT: PLEASE VOTE YOUR SHARES

Dear Stockholders of Seligman Select Municipal Fund, Inc.:

In connection with the Proxy Statement/Prospectus, dated October 28, 2008, for Seligman Select Municipal Fund, Inc. ("Select") previously mailed to you, your Board of Directors recommends that you vote "FOR" each of the proposals described therein.

If stockholders approve the acquisition of Select by National Municipal Class ("National Fund"), a series of Seligman Municipal Fund Series, Inc., at a special meeting to be held on December 18, 2008, any discount (approximately 9.4% as of November 14, 2008) between the market value of Select's common stock and its net asset value ("NAV") will be eliminated in connection with the conversion and exchange of Select's common stock into Class A common stock of National Fund.

Although the trading discount of Select's common stock has fluctuated over time, Select's common stock has traded at a discount to its NAV for many years. If the acquisition of Select by National Fund is not approved, it is expected that Select's common stock will continue to trade at a discount to its NAV.

Please vote your proxy "FOR" each of the Board's recommendations and return or authorize your proxy as described in the Proxy Statement/Prospectus.